Exhibit 10.2

LyondellBasell Tower
1221 McKinney, Ste. 3200
Houston, Texas 77010
(713) 654-5180
aravive.com

OFFER LETTER

February 1, 2017

Vinay Shah

4205 Rice Boulevard

Houston, TX 77005

Re:	Employment Offer

Dear Vinay:

Aravive Biologics, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer, reporting to the Company’s Chief Executive Officer. The terms of your employment with the Company are as follows:

You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of the Chief Executive Officer. You will be expected to devote approximately 67% of your professional time to the business of the Company. You will be classified as an “exempt” salaried employee and your salary will be $15,000 per month or $180,000 per year, less payroll deductions and withholdings. You will also be eligible for annual performance bonuses of up to $35,500, such bonuses to be determined and paid after the completion of each calendar year, which will be based upon achievement of personal and corporate goals. Additionally, you will be eligible to participate in the Company’s approved benefits program, which may be amended from time to time. You shall also be entitled to paid vacation in accordance with Company’s approved vacation policy, which may be amended from time to time.

The Company will pay you a relocation/ temporary living allowance of $15,000, which will be subject to payroll deduction and withholding taxes.

As a Company employee, you will be expected to abide by the Company’s policies and procedures. As part of your agreement to accept employment with the Company, you will be expected to execute a Proprietary Information and Inventions Assignment Agreement (the “PIIA Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. A copy of the PIIA Agreement is attached hereto as for reference.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your regular work schedule is from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. You will not be eligible for overtime premiums.

Your employment relationship with the Company is “at-will.” This means that you may terminate your employment with the Company at any time by providing two weeks of written advance notice and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause with two weeks of written advance notice; provided, however, that the Company may terminate your employment immediately for “Cause” as defined below. Your employment at-will status can only be modified in a written agreement signed by you and by an authorized officer of the Company. If your employment is terminated by the Company without Cause, you shall be entitled to receive a severance payment equal to three months’ salary. Cause shall be defined as (i) acts of embezzlement or misappropriation of funds or fraud; (ii) conviction of a felony or other crime involving moral turpitude, dishonesty or theft; (iii) willful unauthorized disclosure of the Company’s confidential information; (iv) material violation of any terms of your employment agreement or the PIIA Agreement not cured within 30 days of receiving notice thereof; (v) being under the influence of drugs during performance of duties; (vi) engaging in behavior that would constitute grounds for liability for harassment or other egregious conduct that violates laws governing the workplace; or (vii) willful failure to perform assigned tasks where such failure is attributed to your gross insubordination, or dereliction of fiduciary or other obligations which are not cured within 30 days of receiving notice thereof.

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. By signing below, you agree to abide by all of the Company’s policies applicable to similarly situated employees and acknowledge that your continued employment will be contingent upon you complying in all respects with the Company’s policies and requirements, including those set forth in the Company’s Employee Handbook to be provided to you. This letter, together with your PIIA Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized officer of the Company.

Please sign and date this letter and return it to me immediately, if you wish to accept employment at the Company under the terms described above. If you accept our offer, your start date will be as of February 1, 2017.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Ray Tabibiazar, MD

President & CEO

Offer Accepted:

VINAY SHAH

LyondellBasell Tower
1221 McKinney, Ste. 3200
Houston, Texas 77010
(713) 654-5180
aravive.com

AMENDMENT NO. 2 TO OFFER LETTER

May 30, 2018

VIA ELECTRONIC MAIL

Vinay Shah

4205 Rice Boulevard

Houston, TX 77005

Re:	Amendment to Offer Letter

Dear Vinay:

This Amendment amends the Offer Letter dated February 1, 2017, as amended December 21, 2017 (the “Offer Letter”), between you and Aravive Biologics, Inc. (the “Company”). In consideration of your continued employment, you agree that the Offer Letter shall be amended as provided below

Effective May 1, 2018, the second, third and fourth sentences of the second paragraph of the Offer Letter shall be deleted and replaced with the following:

“You will be expected to devote approximately 100% of your professional time to the business of the Company. You will be classified as an “exempt” salaried employee and your salary will be $23,175 per month or $278,100 per year, less payroll deductions and withholdings. You will also be eligible for annual performance bonuses of up to 20% of your annual base salary, such bonuses to be determined and paid after the completion of each calendar year, which will be based upon achievement of personal and corporate goals.”

The Offer Letter, as amended by this Amendment, forms the complete and exclusive statement of your agreement with the Company.

Please sign and date this letter and return it to me immediately, if you wish to continue your services at the Company under the terms described above.

Sincerely,

/s/ Ray Tabibiazar
Ray Tabibiazar
Chairman of the Board

Offer Accepted:

/s/ Vinay Shah
Vinay Shah